Exhibit 99.1

           Advocat Completes Purchase of Briarcliff Health Care Center


    FRANKLIN, Tenn.--(BUSINESS WIRE)--Aug. 31, 2005--Advocat Inc. (NASDAQ OTC: AVCA) announced today it closed on the purchase of the Briarcliff Health Care Center, a 120-bed skilled nursing facility in Oak Ridge, Tennessee. Advocat has operated the Briarcliff facility under a lease agreement since 1990. The lease was to expire in February 2006. Advocat purchased the nursing home for approximately $6.7 million with financing provided by a commercial finance company. The lease agreement was terminated effective with the purchase.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc



    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575